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                                                                    EXHIBIT 99.1






CONTACT:          Tadd McVay                        Robert Mead
                  MedPartners, Inc.                 Gavin Anderson & Co.
                  Birmingham: 205-982-4265          York: 212-373-0226




                              MEDPARTNERS ANNOUNCES
                    COMPLETION OF CREDIT AGREEMENT AMENDMENTS


BIRMINGHAM, AL, JANUARY 14, 1999 - MedPartners, Inc. (NYSE: MDM) announced today that it has completed its second amendment to its credit agreement, bringing it in line with the Company's new corporate strategy of separating its physician services business to focus on its pharmaceutical services business.

The credit agreement now provides for 75% of net cash proceeds received from asset sales to be used to reduce MedPartners' outstanding debt under its term loans. The remaining 25% of net asset sales proceeds, up to a maximum of $125 million, is available to the Company for general corporate purposes. Prior to the Company's November 1998 change in business strategy, the credit facility required 100% of asset sales proceeds to reduce the term loans.

Previously agreed upon modifications to the credit agreement allow for a $75 million accounts receivable securitization, which was successfully funded in December 1998. That program, coupled with the retention of up to $125 million in asset sales proceeds, allows the Company up to an additional $200 million in capital for general corporate purposes as it executes its new corporate strategy. The amendments also permit certain discontinued operations charges to be taken and revises the Company's financial covenants.


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The revised financial covenants include a maximum indebtedness to cash flow measurement, a minimum fixed-charge coverage test, a minimum cash flow to interest ratio and a maximum level of capital expenditures.

"We are pleased to have finalized the amendments to our credit agreement, which give us financial flexibility as we implement our new business strategy," said Mac Crawford, Chairman and CEO of MedPartners, Inc. "Our success in modifying our credit agreement reflects our bank lenders' support for our strategy going forward."

In November 1998, MedPartners, Inc. announced its strategy to separate from its physician services business to focus on its PBM division, Caremark. Caremark is a national leader in providing innovative pharmaceutical solutions and therapeutic pharmaceutical services to corporations, managed care organizations, insurance companies, government agencies, and unions through a network of over 53,000 affiliated pharmacies, mail-order distribution centers and home delivery methods. In the first nine months of 1998, Caremark filled over 32 million prescriptions.

Certain statements contained in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in the Company's most recent filings with the Securities and Exchange Commission and also in the Company's Quarterly report filed with the Securities and Exchange Commission on November 16, 1998. The Company intends to file the amendments to its credit agreement with the Securities and Exchange Commission on a current report on form 8-K.